EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated September 26, 2022, except for Note 15, as to which the date is October 27, 2022, with respect to the consolidated balance sheets of Ruanyun Edai Technology Inc. and subsidiaries as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended March 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

December 29, 2022